Exhibit 99.1

St. Jude Medical, Inc.
Global Headquarters
One St. Jude Medical Drive
St. Paul, MN 55117-9913 USA
Tel 651 756 2000
sjm.com

News Release

MEDIA CONTACT:	INVESTOR CONTACT:
Micki Sievwright	J.C. Weigelt
msievwright@sjm.com	jweigelt@sjm.com
Tel 651 756 4615	Tel 651 756 4347

St. Jude Medical Announces Preliminary Fourth Quarter Financial Results and Authorization of a $500 Million Share Repurchase Program

ST. PAUL, Minn. – Jan. 14, 2015 – St. Jude Medical, Inc. (NYSE:STJ), a global medical device company, today announced preliminary revenue results for the fourth quarter ended Jan. 3, 2015. These results will be referenced today in a presentation by St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks, at the 33rd Annual J.P. Morgan Healthcare Conference in San Francisco. A webcast of the presentation can be accessed live on the Investor Relations section of sjm.com, beginning at 10:30 a.m. PST.

The company expects to report net sales of approximately $1.439 billion for the fourth quarter of 2014, a 1 percent increase over net sales of $1.422 billion in the fourth quarter of 2013. On a currency neutral basis, net sales increased by approximately 5 percent from the fourth quarter of 2013.

Commenting on preliminary fourth quarter 2014 results, Starks said, “The progress we made in 2014 will position us well to accelerate sales in 2015 as we continue to execute on delivering our diverse portfolio of innovative solutions. Preliminary sales from each product category in the fourth quarter were either within or above our previously issued guidance range, with momentum from our CardioMEMS technology and atrial fibrillation business.”

Cardiac Rhythm Management (CRM)

Fourth quarter CRM sales were approximately $685 million, a 3 percent decline compared with the fourth quarter of 2013. Total CRM sales for the fourth quarter increased 1 percent after adjusting for the impact of foreign currency.

Of that total, implantable cardiac defibrillator (ICD) sales were $426 million in the fourth quarter, a 4 percent decline compared to the fourth quarter of 2013. On a constant currency basis, ICD sales were flat.

Fourth quarter pacemaker sales were $259 million, a 2 percent decline compared to the fourth quarter of 2013. On a constant currency basis, pacemaker revenue increased 3 percent.

Atrial Fibrillation (AF)

Atrial fibrillation product sales for the fourth quarter were approximately $283 million, an increase of

12 percent over the fourth quarter of 2013. On a constant currency basis, total AF sales for the fourth quarter increased 17 percent.

Cardiovascular

Total cardiovascular sales, which primarily include vascular and structural heart products, were $347 million for the fourth quarter of 2014, a 1 percent decline compared with the fourth quarter of 2013. On a constant currency basis, cardiovascular sales increased 3 percent.

Structural heart product sales for the fourth quarter of 2014 were $159 million, a 5 percent decrease from the fourth quarter of 2013 and a decrease of 1 percent on a constant currency basis.

Sales of vascular products in the fourth quarter of 2014 were $188 million, representing a 3 percent increase over the fourth quarter of 2013, and a 7 percent increase on a constant currency basis.

Neuromodulation

Fourth quarter sales of neuromodulation products were approximately $124 million, an 8 percent increase over the prior year. On a constant currency basis, neuromodulation increased 10 percent over the fourth quarter of 2013.

Fourth Quarter Earnings Results

St. Jude Medical is reaffirming that its fourth quarter adjusted earnings per share will be within the company’s previously issued guidance range of $1.02-$1.04. Adjusted earnings per share for the fourth quarter exclude net after-tax charges totaling approximately $0.14 per share, primarily related to impairment charges and ongoing restructuring actions offset by the retroactive tax benefit of the federal research and development credit. A reconciliation of the company’s estimated non-GAAP adjusted net earnings per share to the company’s estimated GAAP net earnings per share is provided in the schedules at the end of the press release.

Share Repurchase Program

The company also announced today that its board of directors has authorized the repurchase of up to $500 million of St. Jude Medical common stock. The repurchases will occur at such times and at such prices as the management of the company determines and may be effected through transactions in the open market, in privately negotiated transactions or otherwise.

Any shares acquired in the $500 million repurchase program will be available for general corporate purposes, including offsetting dilution associated with stock option and other equity-based employee benefit plans. The company had approximately 287 million shares of common stock outstanding as of Jan. 13, 2015.

Commenting on the share repurchase program, Starks said, “Today’s announcement of a $500 million share repurchase program reflects the strong confidence our management team and our board of directors have in our long-term growth and success.”

Non-GAAP Financial Measures

The company provides adjusted net earnings per share because St. Jude Medical management believes that in order to properly understand the company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as acquisition-related costs, restructuring charges, impairment charges, litigation charges and settlements or litigation reserve adjustments and income tax adjustments). These adjustments result from facts and circumstances (such as acquisitions, business development activities, restructuring activities, asset impairment events or developments, settlements and other developments relating to litigation, discrete income tax adjustments and resolution of audits by tax authorities) that vary in frequency and impact on the company’s results of operations. St. Jude Medical management uses adjusted net earnings per share to forecast and evaluate the operational performance of the company as well as to compare results of current periods to prior periods on a consolidated basis.

The company provides constant currency sales growth because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of foreign currency translation on net sales. St. Jude Medical management uses constant currency sales growth to forecast and evaluate the operational performance of the company as well as to compare sales of current periods to prior periods. To measure net sales growth in constant currency, the current period net sales are translated at the comparable prior period foreign currency exchange rates.

Non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Conference Call/Webcast

The company will release its fourth quarter and full-year results and provide its first quarter and full-year 2015 guidance on Jan. 28 at 6:15 a.m. CST. The press release will be followed by a conference call beginning at 7 a.m. CST. The conference call will be broadcast live on the Investor Relations section of sjm.com. St. Jude Medical will also be tweeting live during the call on our Investor Relations Twitter account, @StJudeMedicalIR.

About St. Jude Medical

St. Jude Medical is a global medical device manufacturer dedicated to transforming the treatment of some of the world’s most expensive epidemic diseases. The company does this by developing cost-effective medical technologies that save and improve lives of patients around the world. Headquartered in St. Paul, Minn., St. Jude Medical has four major clinical focus areas that include cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation. For more information, please visit sjm.com or follow us on Twitter @StJudeMedicalIR.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 27, 2014. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

Summary of Preliminary Fourth Quarter 2014 Sales and Reconciliation to Constant Currency Sales Growth

(in millions)

(unaudited)	4Q14 Sales	4Q13 Sales	Reported % Change vs. 4Q13	Constant Currency % Change vs. 4Q13	Reported $ Change vs. 4Q13	Constant Currency $ Change vs. 4Q13
Total Sales	$1,439	$1,422	1%	5%	$17	$71
Total International Sales	$761	$781	-3%	4%
Total U.S. Sales	$678	$641	6%
Worldwide Cardiac Rhythm Management	$685	$705	-3%	1%	-$20	$5
International Cardiac Rhythm Management	$336	$356	-6%	1%
U.S. Cardiac Rhythm Management	$349	$349	0%
Worldwide ICD	$426	$442	-4%	0%	-$16	-$2
International ICD	$179	$193	-7%	0%
U.S. ICD	$247	$249	-1%
Worldwide Pacemakers	$259	$263	-2%	3%	-$4	$7
International Pacemakers	$157	$163	-4%	3%
U.S. Pacemakers	$102	$100	2%
Worldwide Atrial Fibrillation	$283	$252	12%	17%	$31	$43
International Atrial Fibrillation	$171	$154	11%	19%
U.S. Atrial Fibrillation	$112	$98	14%
Worldwide Cardiovascular	$347	$350	-1%	3%	-$3	$12
International Cardiovascular	$214	$238	-10%	-4%
U.S. Cardiovascular	$133	$112	19%
Worldwide Structural Heart	$159	$167	-5%	-1%	-$8	-$1
International Structural Heart	$103	$117	-12%	-6%
U.S. Structural Heart	$56	$50	12%
Worldwide Vascular	$188	$183	3%	7%	$5	$13
International Vascular	$111	$121	-8%	-2%
U.S. Vascular	$77	$62	24%
Worldwide Neuromodulation	$124	$115	8%	10%	$9	$11
International Neuromodulation	$40	$33	21%	27%
U.S. Neuromodulation	$84	$82	2%

2014 Earnings Guidance Reconciliation

Fourth Quarter 2014

Estimated fourth quarter 2014 diluted net earnings per share	$ 0.88 - $ 0.90
Estimated restructuring actions and other	0.08
Estimated acquisition-related charges, net	0.03
Estimated product litigation and other legal settlement charges/(credits), net	-
Estimated intangible asset impairment charges	0.07
Estimated federal R&D tax credit 2014 extension (1)	(0.04)
Estimated fourth quarter 2014 adjusted diluted net earnings per share (Non-GAAP)	$ 1.02 - $ 1.04

(1)         The Company’s estimated fourth quarter 2014 adjusted diluted net earnings per share (Non-GAAP) excludes the income tax benefit relating to the first nine months of 2014 from the federal research and development tax credit extended in the fourth quarter of 2014 retroactive to the beginning of the year.